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                                                                 Exhibit 21.1

                         SUBSIDIARIES OF THE REGISTRANT



                                                    STATE OR OTHER JURISDICTION
                                                       OF INCORPORATION OR
                                                           ORGANIZATION
                    NAME

        1.  Re-Print LLC                                     Delaware
        2.  Sax Arts and Crafts, Inc.                        Delaware
        3.  Childcraft Education Corp.                       New York
        4.  Bird-in-Hand Woodworks, Inc.                    New Jersey
        5.  Don Gresswell, Ltd.                           United Kingdom
        6.  Sportime Acquisition, Inc.                       Delaware
        7.  Sportime, LLC                                    Delaware